Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of December 31, 2021 (the “Effective Date”), by and between Masonite International Corporation, a British Columbia corporation (the “Company”), and Howard C. Heckes, an individual (the “Executive”).
WHEREAS, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the continued employment relationship of the Executive with the Company and to amend and restate the terms of the Employment Agreement between the parties dated June 9, 2019 (the “Original Agreement”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
1.Employment Agreement.
On the terms and conditions set forth in this Agreement, the Company agrees to continue to employ the Executive and the Executive agrees to continue to be employed by the Company for the Term set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 26.
2.Term.
Subject to earlier termination pursuant to Section 8, the initial term of employment under this Agreement shall commence on the Effective Date and continue until December 31, 2024 (the “Term”).
3.Position and Duties.
During the Term, the Executive shall serve as the President and Chief Executive Officer. In such capacity, the Executive shall have the duties, responsibilities and authorities customarily associated with the position of President and Chief Executive Officer in a company the size and nature of the Company. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company and shall be subject to, and shall comply in all material respects with, the policies of the Company and the Company Affiliates applicable to the Executive; provided, that the Executive shall be entitled (i) to serve as a member of the board of directors of a reasonable number of other companies, with the consent of the Company’s board of directors (the “Board”), (ii) to serve on civic, charitable, educational, religious, public interest or public service boards, and (iii) to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

Exhibit 10.1
4.Place of Performance.
During the Term, the Executive shall be based primarily at the Company’s principal offices in Tampa, Florida.
5.Compensation and Benefits; Equity Awards.
(a)Base Salary. During the Term, the Company shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $890,000.00 per calendar year, less applicable deductions. The Base Salary shall be reviewed for increase by the Board no less frequently than annually and shall be increased in the discretion of the Board and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.
(b)Annual Bonus. The Executive shall be paid an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Term, to the extent earned based on performance against approved performance criteria. The performance criteria for any particular calendar year shall be determined in good faith by the Board, after consultation with the Company’s Chief Executive Officer. The Executive’s Annual Bonus for a calendar year shall equal 120% of the Executive’s annualized year-end Base Salary (the “Target Bonus”) for that year if target levels of performance for that year are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Board for that year when it established the targets and performance criteria for that year). The Executive’s Annual Bonus for a bonus period shall be determined by the Board after the end of the applicable bonus period and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Company generally, but in no event later than March 15 of the year following the year to which such Annual Bonus relates. In carrying out its functions under this Section 5(b), the Board shall at all times act reasonably and in good faith.
(c)Vacation; Benefits. During the Term, the Executive shall be eligible for 25 vacation days annually, which shall be accrued and used in accordance with the applicable policies of the Company. During the Term, the Executive shall be eligible to participate in such medical, dental and life insurance, retirement and other plans as the Company may have or establish from time to time on terms and conditions applicable to other senior executives of the Company generally. The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established.
(d)Equity Awards. During the Term, the Executive will be eligible to receive equity awards commensurate with the Executive’s role as an officer of the Company as determined by the Board or the Compensation Committee from time to time.

Exhibit 10.1
6.Expenses.
The Company shall reimburse the Executive promptly for all expenses reasonably incurred by the Executive in the performance of the Executive’s duties in accordance with policies which may be adopted from time to time by the Company following presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.
7.Confidentiality, Non-Disclosure, Non-Solicitation and Non-Competition Agreement.
The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and the Company Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and the Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company and the Company Affiliates:
(a)Non-Disclosure. During and after the Executive’s employment with the Company, the Executive will not use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Executive’s duties with the Company as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; provided, that prior to any such disclosure the Executive shall provide the Company with prompt written notice of the requirements to disclose and an opportunity to object to such disclosure and the Executive shall cooperate with the Company in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a). Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will the

Exhibit 10.1
Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company without prior written consent of Company’s General Counsel or other officer designated by the Company.
(b)Materials. The Executive will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Executive will return to the Company all Confidential Information and copies thereof and all other property of the Company or any Company Affiliate at any time upon the request of the Company and in any event immediately after termination of Executive’s employment. The Executive agrees to identify and return to the Company any copies of any Confidential Information after the Executive ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Executive from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to the Executive’s compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of the compensation and benefits plans, programs and agreements relating to his employment with the Company.
(c)No Solicitation or Hiring of Employees. During the Non-Compete Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed by the Company or the Company Affiliates (or who was so employed within twelve (12) months prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or the Company Affiliates, and the Executive shall not hire, directly or indirectly, for himself or any other person, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Company agrees that (i) the Executive’s responding to an unsolicited request from any former employee of the Company for advice on employment matters; and (ii) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth the Executive’s personal views about such former employee, shall not be deemed a violation of this Section 7(c); in each case, to the extent the Executive does not encourage the former employee to become employed by a company or business that employs the Executive or with which the Executive is otherwise associated (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise).
(d)Non-Competition.
(i)During the Non-Compete Period, the Executive shall not, directly or indirectly, (A) solicit, service, or assist any other individual, person, firm or other entity in soliciting or servicing any Customer for the purpose of providing and/or selling any products that are provided and/or sold by the Company or any Company Affiliate, or performing any services that are performed by the Company or any Company Affiliate, (B) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or any Company Affiliate and any Customer or (C) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venture, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any Competitive Enterprise; provided, that the Executive may own, as a passive investor, securities

Exhibit 10.1
of any such entity that has outstanding publicly traded securities so long as the Executive’s direct holdings in any such entity shall not in the aggregate constitute more than one percent (1%) of the voting power of such entity. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he will provide a copy of this Agreement to such entity, and shall cause such entity to acknowledge to the Company in writing that it has read this Agreement. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.
(ii)If the restrictions contained in Section 7(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable in whole or in part, Section 7(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.
(e)Conflicting Obligations and Rights. The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.
(f)Enforcement. The Executive acknowledges that in the event of any breach or threatened breach of this Section 7, the business interests of the Company and the Company Affiliates will be irreparably injured, the full extent of the damages to the Company and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the Company Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Company may, in its sole discretion, waive any of the requirements expressed in this Agreement, but that for such a waiver to be effective it must be made in writing and shall not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. In addition, the Company shall be entitled to immediately cease paying any amounts remaining due pursuant to Section 9 (other than the Accrued Benefits) in the event that the Executive has committed a breach of this Section 7. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.
8.Termination of Employment.
(a)Permitted Terminations. The Executive’s employment hereunder may be terminated during the Term under the following circumstances:
(i)Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;

Exhibit 10.1
(ii)By the Company. The Company may terminate the Executive’s employment:
(A)Disability. If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for one hundred eighty (180) consecutive days or two hundred seventy (270) days in any twenty four (24)-month period (a “Disability”) (provided, that until such termination, the Executive shall continue to receive the Executive’s compensation and benefits hereunder, reduced by any benefits payable to him under any disability insurance policy or plan applicable to him); or
(B)Cause. For Cause or without Cause;
(iii)By the Executive. The Executive may terminate the Executive’s employment for any reason or for no reason.
(b)Expiration of Term. If the Term of this Agreement expires without the Company offering to renew this Agreement on the same terms and conditions contained herein (excluding any such terms or conditions as are then prohibited by applicable law, rule or regulation) or the Executive fails to accept such offer of renewal, the employment of the Executive shall terminate upon the expiration of the Term.
(c)Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death and other than a termination upon the expiration of the Term) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination. The Executive agrees, in the event of any dispute under Section 8(a)(ii)(A) as to whether a Disability exists, and if requested by the Company, to submit to a physical examination by a licensed physician selected by mutual consent of the Company and the Executive, the cost of such examination to be paid by the Company. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.
(d)Effect of Termination. Upon any termination of the Executive’s employment with the Company, and the Company Affiliates, the Executive shall resign from, and shall be considered to have simultaneously resigned from, all positions with the Company and each Company Affiliate.
9.Compensation Upon Termination.
(a)Death. If the Executive’s employment is terminated during the Term as a result of the Executive’s death, this Agreement shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. Upon the Executive’s

Exhibit 10.1
death, the Company shall pay or provide to the Executive’s representative or estate all Accrued Benefits, if any, to which the Executive is entitled. Except as set forth herein, the Company shall have no further obligation to the Executive (or the Executive’s legal representatives or estate) under this Agreement.
(b)Disability. If the Company terminates the Executive’s employment during the Term because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), the Company shall pay to the Executive all Accrued Benefits, if any, to which the Executive is entitled. Except as set forth herein, the Company shall have no further obligations to the Executive (or the Executive’s legal representatives) under this Agreement.
(c)Termination by the Company for Cause or by the Executive without Good Reason. If, during the Term, the Company terminates the Executive’s employment for Cause pursuant to Section 8(a)(ii)(B) or the Executive terminates the Executive’s employment without Good Reason (including as a result of the expiration of the Term following the Executive’s failure to accept an offer of renewal from the Company in accordance with Section 8(b)), the Company shall pay to the Executive all Accrued Benefits, if any, to which the Executive is entitled. Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement.
(d)Termination by the Company without Cause or by the Executive with Good Reason. Subject to Section 9(f) and Section 9(g) and the Executive’s continued compliance with Section 7, if the Company terminates the Executive’s employment during the Term other than for Cause or Disability pursuant to Section 8(a) or if the Executive terminates the Executive’s employment hereunder with Good Reason, (i) the Company shall pay the Executive (or the Executive’s estate, if the Executive dies after such termination and execution of the Release (as defined below) but before receiving such amount) (A) all Accrued Benefits, if any, to which the Executive is entitled, (B) a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of the Annual Bonus that would have been paid to the Executive if he had remained employed with the Company based on actual performance, such payment to be made at the time bonus payments are made to other executives of the Company but in any event by no later than March 15 of the calendar year following the year that includes the Executive’s Date of Termination and (C) continued payments of the Executive’s Base Salary in accordance with the Company’s payroll policies in effect on the Date of Termination for (x) if the Executive has been employed with the Company for two years or less on the Date of Termination, the twelve month period commencing on the Executive’s Date of Termination, or (y) if the Executive has been employed with the Company for more than two years on the Date of Termination, the twenty-four (24) month period commencing upon the Executive’s Date of Termination; and (ii) the Executive and the Executive’s covered dependents shall be entitled to continued participation, on the same terms and conditions as applicable if the Executive had remained employed for such period, for twelve (12) months in such medical, dental, and hospitalization insurance coverage in which the Executive and the Executive’s eligible dependents were participating immediately prior to the Date of Termination, subject to Section 9(j).
(e)Termination Upon Expiration of Term.  Subject to Section 9(g), if the employment of the Executive terminates upon the expiration of the Term as a result of the Company’s failure to offer to renew this Agreement in accordance with Section 8(b), (i) the

Exhibit 10.1
Company shall pay the Executive (or the Executive’s estate, if the Executive dies after such termination and execution of the Release but before receiving such amount) (A) all Accrued Benefits, if any, to which the Executive is entitled, and (B) continued payments of the Executive’s Base Salary in accordance with the Company’s payroll policies in effect on the Date of Termination for the twenty four (24) month period commencing upon the Executive’s Date of Termination; and (ii) the Executive and the Executive’s covered dependents shall be entitled to continued participation, on the same terms and conditions if the Executive had remained employed for such period, for twelve (12) months in such medical, dental, and hospitalization insurance coverage in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination, subject to Section 9(j).
(f)Change in Control. This Section 9(f) shall apply if there is (i) a termination of the Executive’s employment by the Company other than for Cause or Disability pursuant to Section 8(a) (but including as a result of the Company’s failure to offer to renew this Agreement in accordance with Section 8(b)) or by the Executive for Good Reason in, each case, during the two (2)-year period after a Change in Control; or (ii) a termination of the Executive’s employment by the Company other than for Cause or Disability pursuant to Section 8(a) (but including as a result of the Company’s failure to offer to renew this Agreement in accordance with Section 8(b)), prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of a Change in Control. To the extent a termination occurs pursuant to clause (ii), the Executive shall receive the benefits described in Section 9(d) or Section 9(e), as applicable, in accordance with the terms thereof and any additional benefits provided in this Section 9(f) shall be paid in accordance with the terms hereof; provided, that if a Change in Control subsequently occurs, to the maximum extent permitted by Code Section 409A, the unpaid balance of the benefits provided in Section 9(d) or Section 9(e), as applicable, shall be provided in accordance with this Section 9(f). If any such termination occurs, the Executive (or the Executive’s estate, if the Executive dies after such termination and execution of the Release but before receiving such amount) shall receive the payments and benefits set forth in Section 9(d) or Section 9(e), as applicable, except that (1) in lieu of the continued payment of Base Salary under Section 9(d)(i)(C) or Section 9(e)(i)(B), as applicable, the Executive shall receive in a lump sum promptly after the date of which the Release becomes irrevocable an amount equal to two (2) multiplied by the sum of the Executive’s Base Salary and the average amount of the Annual Bonuses, if any, that were earned by the Executive for the two (2) calendar years immediately preceding the year of the Date of Termination and (2) the Executive and the Executive’s covered dependents shall be entitled to continued participation, on the same terms and conditions if the Executive had remained employed for such period, for twenty four (24) months in such medical, dental, and hospitalization insurance coverage in which the Executive and the Executive’s eligible dependents were participating immediately prior to the Date of Termination, subject to Section 9(j).
(g)Liquidated Damages. The parties acknowledge and agree that damages that will result to the Executive for termination by the Company of the Executive’s employment without Cause or by the Executive for Good Reason or upon the expiration of the Term as a result of the Company’s failure to offer to renew this Agreement in accordance with Section 8(b) shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under Section 9(d), 9(e) or 9(f) (the “Severance Payments”) shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided

Exhibit 10.1
by the terms of this Agreement or any other applicable benefit plan or compensation arrangement (including equity-related awards), such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of the Executive’s employment. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached as Exhibit A hereto (the “Release”). Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Executive’s Date of Termination (the “Release Period”). The Company shall deliver to the Executive the appropriate form of release of claims for the Executive to execute within five (5) business days of the Date of Termination.
(h)Certain Payment Delays. Notwithstanding anything to the foregoing set forth herein, the first installment of the continued payments of the Executive’s Base Salary as described in Section 9(d), Section 9(e) or Section 9(f) shall be paid on the first regularly scheduled payroll date following the date on which the Release becomes irrevocable and shall include any amounts the Executive would otherwise have been paid prior to such payment date. Notwithstanding the foregoing, to the extent required to comply with Code Section 409A, if the Release Period spans two (2) calendar years, the first installment of such continued payments of the Executive’s Base Salary shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year (and such installment shall include all payments that would otherwise have been paid prior to such date if this sentence did not apply).
(i)No Offset. In the event of termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or the Company Affiliates may have against him for any reason.
(j)Post-Termination Continued Health Coverage. Notwithstanding any provision of the Agreement to the contrary, if at any time the Company cannot continue the post-termination medical, dental, and hospitalization insurance coverage set forth in Section 9(d), Section 9(e) or Section 9(f) without adverse tax consequences to the Executive or the Company or for any other reason, then the Company shall, in lieu of such continued coverage, pay directly to the Executive an amount equal to the difference between the full monthly plan premium payment and the current monthly premium paid as an active employee in substantially equal monthly installments over such twelve (12) month (or, if pursuant to Section 9(f), twenty-four (24) month) period (or the remaining portion thereof).
10. 280G Cutback.
Notwithstanding any provision of the Agreement to the contrary, if it shall be determined that any benefit provided to the Executive or payment or distribution by or for the account of the Company to or for the benefit of the Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise the Executive would receive from the Company under the Agreement or otherwise in connection with a Change in Control (each, a “Payment”) (i) constitutes a “parachute payment” within the meaning of

Exhibit 10.1
Section 280G of the Code, and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive will be entitled to receive either (x) the full amount of the Payments or (y) a portion of the Payments having a value equal to the Safe Harbor Amount, whichever of (x) and (y), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive on an after-tax basis, of the greatest portion of the Payments.  Any determination required under this Section 10 shall be made in writing by the Company’s independent, certified public accounting firm or such other certified public accounting firm as may be designated by the Company prior to the Change in Control (the “Accounting Firm”), whose determination shall be conclusive and binding for all purposes upon the Company and the Executive.  For purposes of making the calculations required by this Section 10, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.  If there is a reduction pursuant to this Section 10 of the Payments to be delivered to the Executive, such payments shall be reduced to the extent necessary to avoid application of the excise tax in the following order:  (i) any cash severance based on a multiple of Base Salary or Annual Bonus, (ii) any other cash amounts payable to the Executive, (iii) benefits valued as parachute payments, and (iv) acceleration of vesting of any equity awards. The following terms shall have the following meanings for purposes of Section 10.
(a)“Base Amount” means “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(b) “Safe Harbor Amount” means $1.00 less than three (3) times the Executive’s Base Amount.
11.Indemnification.
During the Term and thereafter, the Company agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by applicable law (including the Business Corporations Act (British Columbia)), against any and all judgments, penalties, fines, amounts paid in settlement, costs, charges and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer or director, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with any Company Affiliate or other entity at the request of the Company, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. During the Term and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided, that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of

Exhibit 10.1
any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section 11 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.
12.Attorney’s Fees.
(a)General. Except as otherwise set forth in Section 12(b), in the event the Executive prevails on any material issue in connection with any controversy, dispute or claim which arises out of or relates to this Agreement, any other agreement or arrangement between the Executive and the Company or any Company Affiliate, the Executive’s employment with the Company, or the termination thereof, then the Company shall reimburse the Executive (and the Executive’s beneficiaries) for any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by the Executive (or any of his beneficiaries) in connection with such controversy, dispute or claim.
(b)Change in Control. Following a Change in Control, or following a termination by the Company without Cause or due to Disability that occurred prior to a Change in Control where the Executive can demonstrate that such termination occurred at the request of a third party or otherwise arose in anticipation of a Change in Control, the Company shall advance the Executive (and the Executive’s beneficiaries) any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by the Executive (or any of the Executive’s beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Company or any Company Affiliate, the Executive’s employment with the Company, or the termination thereof and which arises out of or relates to an event that occurs within two (2) years following a Change in Control or where the termination by the Company without Cause or due to Disability occurred prior to a Change in Control at the request of a third party or otherwise arose in anticipation of a Change in Control; provided, that the Executive shall reimburse the Company any advances on a net after-tax basis to cover expenses incurred by the Executive for claims brought by the Executive that are judicially determined to be frivolous or advanced in bad faith.
13.Notices.
All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

Exhibit 10.1
(i)If to the Company:
Masonite International Corporation
1242 East 5th Avenue
Tampa, FL 33605
Attention: General Counsel
Facsimile Number: (813) 498-6050

(ii)If to the Executive, to such address as shall most currently appear on the records of the Company.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

14.Severability.
The invalidity or unenforceability of any one or more provisions of this Agreement, including, without limitation, Section 7, shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
15.Survival.
It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 12, 13, 14, 16, 17, 18, 20, 21, 22, 24 and 25 hereof and this Section 15 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
16.Assignment.
The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (a) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (b) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Exhibit 10.1
17.Binding Effect.
Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
18.Amendment; Waiver.
This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
19.Headings.
Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
20.Governing Law.
This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).
21.Dispute Resolution.
Each of the parties hereto irrevocably and unconditionally (a) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY COMPANY AFFILIATE, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”) whether such Proceeding is based on contract, tort or otherwise; (b) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the address as provided in Section 13; and (c) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by applicable law.
22.Entire Agreement; Advice of Counsel; Cooperation.
(a)This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein and supersedes and replaces all other agreements or understandings related to the subject matter hereof, including, without limitation, the Original Agreement. The Executive acknowledges that, in connection with the Executive’s entry into this

Exhibit 10.1
Agreement, the Executive was advised by an attorney of the Executive’s choice on the terms and conditions of this Agreement, including, without limitation, on the application of Code Section 409A (as defined below) on the payments and benefits payable or to be paid to the Executive hereunder.
(b)During the Term and at any time thereafter, the Executive agrees to cooperate (i) with the Company and the Company Affiliates in the defense of any legal matter involving any matter that arose during the Executive's employment with the Company and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company or any Company Affiliate; provided, that the Company will reimburse the Executive for any reasonable travel and out of pocket expenses incurred by the Executive in providing such cooperation.
23.Counterparts.
This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
24.Withholding.
The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
25.Section 409A.
(a)The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. For the sake of clarity, the Company does not hereby agree to indemnify the Executive for liabilities incurred as a result of Code Section 409A, it being understood, however, that this clarification shall not be construed as a waiver by the Executive of any claim for damages for breach of contract that are related to Code Section 409A.
(b)To the extent required by Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a

Exhibit 10.1
termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(d)For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
26.Definitions.
“Accrued Benefits” means (i) any unpaid Base Salary through the Date of Termination; (ii) any earned but unpaid Annual Bonus; (iii) any accrued and unpaid vacation and/or sick days; (iv) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company (excluding any severance plan, program, agreement or arrangement); and (v) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6. Amounts payable under (A) clauses (i), (ii) and (iii) shall be paid promptly after the Date of Termination, (B) clause (iv) shall be paid

Exhibit 10.1
in accordance with the terms and conditions of the applicable plan, program or arrangement and (C) clause (v) shall be paid in accordance with the terms of the applicable expense policy.
“Cause” shall be limited to the following events (i) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation); (ii) the Executive’s continued failure to substantially perform the Executive’s material duties hereunder after receipt of written notice from the Company that specifically identifies the manner in which the Executive has substantially failed to perform the Executive’s material duties and specifies the manner in which the Executive may substantially perform the Executive’s material duties in the future; (iii) an act of fraud or gross or willful material misconduct; (iv) any act of workplace harassment which (x) exposes the Company to imminent risk of material civil or criminal legal damages, and (y) materially adversely affects the business or reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom the Company is attempting to do business, or (v) a material breach of Section 7. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination is provided to the Executive and (B) as to clauses (ii), (iii) or (iv) of this paragraph, he is given fifteen (15) days to cure the neglect or conduct that is the basis of such claim, to the extent curable.
“Change in Control” means the occurrence of any one or more of the following events to the extent such event also constitutes a “change in control event” within the meaning of Code Section 409A (if so required to comply with Code Section 409A):
(i)any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company) becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;
(ii)any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) in one or a series of related transactions during any twelve (12)-month period, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;
(iii)during any one (1)-year period, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (ii), (iv) or (v) of this definition of “Change in Control” or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such

Exhibit 10.1
term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the one (1)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(iv)a merger or consolidation of the Company or a direct or indirect subsidiary of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (or the ultimate parent company of the Company or such surviving entity); provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in subparagraphs (ii) and (iii)) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or
(v)the consummation of a sale or disposition of assets of the Company and/or its direct and indirect subsidiaries having a value constituting at least forty percent (40%) of the total gross fair market value of all of the assets of the Company and its direct and indirect subsidiaries (on a consolidated basis) immediately prior to such transaction, other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Company at the time of the sale.
“Company Affiliate” means any entity controlled by, in control of, or under common control with, the Company.
“Competitive Enterprise” means a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in the, the sale or manufacture of entryway doors or door components or other products that are manufactured and sold by the Company and any Company Affiliates during the time the Executive was employed by the Company or any Company Affiliate, and does business (the “Company’s Business”) (a) in the United States of America, (b) Canada or (c) any other country where the Company or any Company Affiliate operates facilities or sells products, but only if the Executive had operational, financial reporting, marketing or other responsibility or oversight for the facility or business in the respective country. Notwithstanding the foregoing, in the event a business enterprise has one or more lines of business that do not involve the Company’s Business, the Executive shall be permitted to associate with such business enterprise if, and only if, the Executive does not participate in, or have supervisory authority with respect to, any line of business involving the Company’s Business.

Exhibit 10.1
“Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or the Company Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Executive prior to the Executive’s employment by the Company, shall not be considered Confidential Information.
“Customer” means any person, firm, corporation or other entity whatsoever to whom the Company or any Company Affiliate provided services or sold any products to within a twelve (12) month period on, before or after the Executive’s Date of Termination.
“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), thirty (30) days after Notice of Termination; provided, that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30)-day period; (iii) if the Executive’s employment is terminated during the Term by the Company pursuant to Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination; provided, that if the Executive is voluntarily terminating the Executive’s employment without Good Reason, such date shall not be less than fifteen (15) business days after the Notice of Termination; (iv) if the Executive’s employment is terminated during the Term other than pursuant to Section 8(a), the date on which Notice of Termination is given; or (v) if the Executive’s employment is terminated pursuant to Section 8(b), the last day of the Term.
“Good Reason” means, unless otherwise agreed to in writing by the Executive, (i) any material diminution or material adverse change in the Executive’s titles, duties or authorities; (ii) a reduction in the Executive’s Base Salary or Target Bonus; provided, that the Executive’s Base Salary may be reduced by an aggregate amount equal to ten percent (10%) of the Executive’s Base Salary in effect on the Effective Date pursuant to across-the-board reductions to base salary applicable to all senior executives of the Company and the Company Affiliates; (iii) a material adverse change in the Executive’s reporting responsibilities; (iv) the assignment of duties substantially inconsistent with the Executive’s position or status with the Company as of the date hereof; (v) a relocation of the Executive’s primary place of employment to a location more than twenty five (25) miles further from the Executive’s primary residence than the location of such primary place of employment immediately prior to such relocation; (vi) any other material breach of Sections 3, 5, 8, 10, 11, 12, 16 or 25 or any other agreement by the Company or any Company Affiliate; (vii) the failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company; or (viii) any material diminution in the aggregate value of employee benefits provided to the Executive on the Effective Date, provided, that if such reduction occurs other than within the two (2) year period following a Change in Control, the Executive shall not have Good Reason under this clause (viii) for across-the-board reductions in benefits applicable

Exhibit 10.1
to all senior executives of the Company and the Company Affiliates. In order to invoke a termination for Good Reason, (A) the Executive must provide written notice within ninety (90) days of the occurrence of any event of “Good Reason,” (B) the Company must fail to cure such event within fifteen (15) days of the giving of such notice and (C) the Executive must terminate employment within thirty (30) days following the expiration of the Company’s cure period.
“Non-Compete Period” means the period commencing on the Effective Date and ending twenty-four (24) months following the termination of the Executive’s employment with the Company for any reason.

[Signatures appear on the following page]

Exhibit 10.1

    IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

                    MASONITE INTERNATIONAL CORPORATION

                    By:______________________________
                    Name: Robert A. Paxton
                    Title: Senior Vice President, Human Resources

                    Howard C. Heckes

                    _________________________________

[Remainder of Page Intentionally Left Blank]

Exhibit 10.1
EXHIBIT A
GENERAL RELEASE
I, Howard C. Heckes, in consideration of and subject to the performance by Masonite International Corporation, a British Columbia corporation (together with its subsidiaries, the “Company”), of its obligations under the Amended and Restated Employment Agreement, dated as of December 31, 2021 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future directors, officers, agents, shareholders, trustees, fiduciaries, administrators, attorneys, insurers, representatives, employees, successors and assigns of the Company and its respective affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
1.I understand that any severance payments or benefits paid or granted to me under Section 9 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the severance payments and benefits specified in Section 9 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such severance payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
2.Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, or my serving in any capacity in respect of, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or

Exhibit 10.1
federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
3.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
5.I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits (as defined in the Agreement), (ii) any right to the severance payments and benefits specified in Section 9 of the Agreement, (iii) any claim relating to my rights as a shareholder of the Company, (iv) any accrued, vested benefit under any equity award agreement or employee pension or welfare benefit plan of the Company, or (v) any claim for indemnity or contribution.
6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

Exhibit 10.1
7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
8.I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.
9.Unless disclosure is otherwise specifically permitted by law, I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone to the greatest extent permitted by law.
10.Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.
11.I hereby acknowledge that Sections 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 20, 21, 22, 24, and 25 of the Agreement shall survive my execution of this General Release.
12.I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.
13.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
14.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this

Exhibit 10.1
General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(i)I HAVE READ IT CAREFULLY;
(ii)I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
(iii)I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(iv)I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(v)I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;
(vi)I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
(vii)I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(viii)I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

                NAME:__________________________________
                SIGNED:_________________________________
                DATE: _________________________________